UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: February 1, 2006
Commission File No. 1-8968

ANADARKO PETROLEUM CORPORATION
1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046
(832) 636-1000

Incorporated in the State of Delaware	Employer Identification No. 76-0146568

Item 1.01 Entry into a Material Definitive Agreement

(a) On February 1, 2006, the Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors of Anadarko Petroleum Corporation (the "Company") approved the award of bonuses to its executive officers related to the performance of services in the fiscal year ending December 31, 2005. These bonuses were awarded to the following named executive officers of the Company in the amounts set forth below:

                                                                                                                       Amount of
          Name and Title                                                                                       Bonus

          James T. Hackett
          Chairman, President and Chief Executive Officer                                   $1,859,000

R. A. Walker
Senior Vice President, Finance and Chief Financial Officer                    $150,000*

Robert P. Daniels
Senior Vice President, Exploration and Production                                $476,500

Mark L. Pease
Senior Vice President, Exploration and Production                                $476,500

Robert K. Reeves
Senior Vice President, Corporate Affairs and Law                                $445,000

Karl F. Kurz
Senior Vice President, Marketing and General Manager,
     U.S. Onshore                                                                                  $396,750

*Mr. Walker was elected Senior Vice President, Finance and Chief Financial Officer effective September 6, 2005.

These amounts primarily include the bonuses granted pursuant to the Company's Annual Incentive Bonus Plan, under which awards are based on the Company's overall performance of specified operational, financial and safety performance goals. The above amounts also include the following bonuses granted in addition to awards under the Plan: Mr. Walker, $7,000, Mr. Daniels, $22,500, Mr. Pease, $22,500, Mr. Reeves, $21,000, and Mr. Kurz, $18,750. An aggregate amount of $105,750 in special cash bonuses was also awarded to eight other executive officers of the Company. In determining these additional bonus amounts, the Compensation Committee recognized several targeted accomplishments for the year, including: implementation of focused cost-control initiatives; proactive efforts in securing rigs and acreage that are critical to the execution of the Company's long-term strategy; advancement of international and deepwater opportunities and specific exploration and drilling successes; the successful execution of the share buyback program well ahead of expectations and the immediate commencement of the second share buyback program; and efforts exhibited toward the further strengthening of the balance sheet, balanced with prudent capital investments and returns to shareholders through stock buybacks and increased dividends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION
(Registrant)

February 7, 2006	By:	/s/ Charlene A. Ripley
Charlene A. Ripley - Vice President, General Counsel and Corporate Secretary